As filed with the Securities and Exchange Commission on December __, 2013

Registration No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RICK’S CABARET INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Texas	76-0037324
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10959 Cutten Road

Houston, Texas 77066

(281) 397-6730

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Amended and Restated 2010 Stock Option Plan

(Full title of the plan)

Eric S. Langan

Chief Executive Officer and President

10959 Cutten Road

Houston, Texas 77066

(281) 397-6730

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Robert D. Axelrod

Axelrod, Smith & Kirshbaum

5300 Memorial Drive, Suite 1000

Houston, Texas 77005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	765,000	(2)	$8.41	(4)	$6,433,650	$828.65
Common Stock, $0.01 par value	35,000	(3)	$11.78	(5)	$412,300	$53.10
Total					$6,845,950	$881.75

(1)	This registration statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), covers an indeterminate number of additional shares of common stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.
(2)	Represents shares of common stock issuable upon the exercise of issued and outstanding stock options pursuant to our Amended and Restated 2010 Stock Option Plan.
(3)	Represents shares of common stock reserved for issuance under our Amended and Restated 2010 Stock Option Plan.
(4)	Calculated in accordance with Rule 457(h) of the Securities Act, based upon the weighted average exercise price of $8.41 per share of common stock of the outstanding options to purchase 765,000 shares of common stock that have been issued to date pursuant to our Amended and Restated 2010 Stock Option Plan.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) under the Securities Act using the average of the high and low price as reported by NASDAQ on December 23, 2013 of $11.78 per share.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement registers shares of common stock, par value $0.01 per share, of Rick’s Cabaret International, Inc., a Texas corporation (“we,” “us” and the “Company”), that may be issued and sold under our Amended and Restated 2010 Stock Option Plan (the “Plan”) as of the date hereof.

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been previously filed by us with the SEC and are hereby incorporated by reference into this registration statement as of their respective dates:

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a)	our annual report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC on December 16, 2013;

b)	our current reports on Form 8-K, as filed with the SEC on October 18, 2013 and October 25, 2013; and

c)	the description of our common stock set forth in our registration statement on Form SB-2, as originally filed with the SEC on October 11, 1995, pursuant to Section 12(g) of the Securities Exchange Act of 1934, and any further amendment or report filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Axelrod, Smith & Kirshbaum, who has prepared the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this registration statement, represents us as outside legal counsel. Robert D. Axelrod is a lawyer with the firm and presently owns shares of our common stock that have a fair market value in excess of $50,000.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Texas Business Organizations Code (the “TBOC”) (which superseded the Texas Business Corporation Act) and our Articles of Incorporation. Section 7.001 of the TBOC permits a corporation to provide in its charter that its directors are not liable to the corporation or its shareholders for monetary damages for an act or omission by such person in such person’s capacity as a director. Texas law does not, however, permit a corporation to eliminate or limit the liability of a director to the extent the person is found liable under applicable law for: (i) a breach of the person’s duty of loyalty to a corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the person to the corporation or involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (iv) an act or omission for which liability of a director is expressly provided by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a director, a former director or delegate who was, is, or is threatened to be a named defendant or respondent in a proceeding only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in “(i)” or “(ii)” above; (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent or (v) by a unanimous vote of the shareholders. A corporation’s power to indemnify applies only if such person (a) acted in good faith, (b) reasonably believed (i) in the case of conduct in the person’s official capacity as a director, that the person’s conduct was in the corporation’s best interests; and (ii) in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and (c) in the case of a criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

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Section 8.104 of the TBOC provides that a corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director or delegate who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 of the TBOC and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As is consistent with Section 8.105 of the TBOC, a corporation’s indemnification and advancement of expenses to persons who are not directors must be limited to the same extent that a corporation may indemnify and advance expenses to directors.

Section 8.051 of the TBOC provides for mandatory indemnification of reasonable expenses a current or former officer or director incurred in connection with a proceeding in which the person is a respondent because the person is or was an officer or director if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. The TCOB also provides, under Section 8.052, that a current or former officer or director may be granted indemnification by a court if, on application of such person, the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Our Articles of Incorporation provide that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or for which the person, is found liable to us, (iii) under Article 2.41 of the Texas Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity.

Our Articles of Incorporation also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of us) by reason of the fact that he is or was a director, officer employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Further, we are obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason, of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

Further, our Articles of Incorporation provide that we have the power to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against him and incurred by him in any such related capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of our Articles of Incorporation.

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The indemnification provisions of our Articles of Incorporation and any agreements entered into, or to be entered into, between us and our directors and certain of our officers may be sufficiently broad to permit indemnification of our directors and certain officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The above discussion of the TBOC and of our Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and Articles of Incorporation.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Axelrod, Smith and Kirshbaum.

10.1	Amended and Restated 2010 Stock Option Plan, incorporated by reference from Exhibit “A” of the Definitive Schedule 14A Proxy Statement filed with the SEC on May 17, 2012.

23.1	Consent of Axelrod, Smith and Kirshbaum (included in Exhibit 5.1).

23.2	Consent of Whitley Penn LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page).

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on December 27, 2013.

RICK’S CABARET INTERNATIONAL, INC.

By:	/s/ Eric S. Langan
Eric S. Langan
Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned officers and directors of Rick’s Cabaret International, Inc., a Texas corporation, hereby constitutes and appoints Eric S. Langan and Phillip K. Marshall and each of them, severally, as his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement, and to file any and all applications and other documents relating thereto with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric S. Langan
Eric S. Langan	Director, Chief Executive Officer, and President	December 27, 2013

/s/ Phillip K. Marshall
By: Phillip K. Marshall	Chief Financial Officer and Principal Accounting Officer	December 26, 2013

/s/ Travis Reese
Travis Reese	Director and Executive Vice President	December 26, 2013

/s/ Robert L. Watters
Robert L. Watters	Director	December 26, 2013

/s/ Nour-Dean Anakar
Nour-Dean Anakar	Director	December 26, 2013

/s/ Steven Jenkins
Steven Jenkins	Director	December 26, 2013

/s/ Luke Lirot
Luke Lirot	Director	December 27, 2013

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EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Axelrod, Smith and Kirshbaum.

10.1	Amended and Restated 2010 Stock Option Plan, incorporated by reference from Exhibit “A” of the Definitive Schedule 14A Proxy Statement filed with the SEC on May 17, 2012.

23.1	Consent of Axelrod, Smith and Kirshbaum (included in Exhibit 5.1).

23.2	Consent of Whitley Penn LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page).

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